EXHIBIT 99.1

331 32nd Avenue P.O. Box 5128 Brookings, SD 57006 Phone (605) 697-4000 www.daktronics.com
For more information contact Bill Retterath at (800) 605-DAKT (3258)

Daktronics, Inc. announces second quarter results

        Brookings, S.D. – November 17, 2004 — Daktronics, Inc. (Nasdaq — DAKT), today reported fiscal 2005 second quarter net sales of $59.5 million and net income of $5.2 million or $0.26 per diluted share, compared with second quarter net sales of $58.3 million and net income of $6.7 million, or $0.34 per diluted share, one year ago. Backlog at the end of the quarter was approximately $50 million, compared with a backlog of approximately $39 million at the end of the second quarter of fiscal year 2004.

        Net sales, net income and earnings per share for the six months ended October 30, 2004, were $118.2 million, $10.2 million and $0.51 per diluted share, respectively, compared to $107.2 million, $11.0 million and $0.55 per diluted share, respectively, for the same period one year ago.

        Net income and net income per diluted share declined from the second quarter of last fiscal year primarily as a result of the higher gross profit percentage achieved in the same quarter a year ago. The higher gross profit percentage last year was the result of the impact of declines in raw materials prices, on-site cost savings and various other factors, all of which were not expected to recur and were reflected in previously announced estimates.

        “The highlight for the second quarter was the performance of our commercial market,” said Jim Morgan, president and CEO. “We are up significantly over last year both quarter over quarter and year to date in both orders and sales in the commercial market. In the commercial market we continue to grow our national account base and continue to experience significant growth in both our Galaxy product line and large video systems. In the sports market, our orders for the first two quarters are also up compared to the same period last year, while revenue for that period is even with last year. Revenue this past quarter included a number of large projects, including the True North Arena in Winnipeg, FedEx Forum in Memphis, the Jacksonville Jaguars, the Alamodome in San Antonio, the University of South Dakota, and a number of others. In the transportation markets, our sales year to date are relatively flat, but our orders are up and we have a nice backlog to work on in the third quarter,” said Morgan.

        “On the product development side, we recently introduced our new ProTour™ LED modular video display system at two major trade shows — the Lighting Dimensions International (LDI) show in Las Vegas and the SATIS show in Paris. This product is specifically designed to be used in conjunction with temporary or traveling events, with special construction features that minimize setup and teardown time and cost, and make it easily transportable. We are very excited about this product line and how the market is receiving it. In connection with this, we expect to divest the portfolio of trailer-mounted video rental displays owned by SportsLink, a wholly owned subsidiary. We also invested in enhancements in our V-Net controller which is oriented toward the digital signage market, and have invested more in sales, marketing and other items to fuel revenue growth of these products,” said Morgan.

        “Our gross profit margins for the quarter were on the strong side of our estimates, due in part to the product mix being more favorable and some effects of a further reduction in component prices,” said Bill Retterath, CFO. “We also kept our operating expenses at less than 21% of sales, which helped generate the 13% operating margin. For the third quarter, we expect that as a result of an increase in general and administrative expenses and selling expenses, operating margin percentage will decline from the second quarter of this fiscal year, but we expect it to be higher than the 8% reported in the third quarter of last year.”

        Retterath added, “Our cash flows remain strong even after building inventories for higher anticipated volumes in standard business products and new technologies. Although we expect to sell most of our existing rental equipment as previously mentioned, we will remain in the display rental business by supporting other rental companies with our products and other long-term financing options. Therefore we will continue to treat the rental business in continuing operations. During the second quarter, we also made considerable capital investments in demonstration equipment and tooling to support the ProTour™ rollout and incurred over $0.5 million of plant expansion costs.”

        Morgan concluded, “We estimate net sales for the third quarter of fiscal 2005 will be in the range of $53 to $58 million, with earnings in the range of $0.16 to $0.22 per share. These estimates are based on our current backlog and anticipated orders. The timing of pending large orders will affect actual sales and net income realized in the third quarter, which is typically our lowest quarter each year in sales and earnings. Overall, given our midyear numbers and current backlog, plus what we expect for timing of orders, we are adjusting our estimates for fiscal 2005 revenues to between $230 million and $245 million. We expect that net income per diluted share will increase over the previous fiscal year.”

        The Company will webcast its quarterly conference call at 10:00 am (central) on Wednesday, November 17, 2004. To listen to the webcast, go to www.daktronics.com, and click on the icon at the bottom right corner of the screen. Completion of a short registration form, along with Windows® Media Player software, are required to hear the webcast. A replay of the teleconference via the internet will also be accessible shortly after the conclusion of the conference call through www.daktronics.com. A replay of the teleconference accessible by telephone will be available for one week starting at noon Central Time on November 17. To access the replay, call toll-free in the U.S. and Canada 800-633-8284 and enter code #21212914. International callers can dial 402-977-9140 and enter code #21212914 to hear the replay by phone.

        Daktronics has strong leadership positions in, and is one of the world’s largest suppliers of electronic scoreboards, computer-programmable displays, large screen video displays, and control systems. The Company excels in the control of large display systems, including those that require integration of complex multiple displays showing real time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in sport, business and transportation applications, and celebrated its 35th year in business in 2003. For more information, visit the Company’s worldwide web site at http://www.daktronics.com, email the Company at sales@daktronics.com, call toll-free 1-800-DAKTRONICS (800-325-8766) in the U.S., or write to the Company at 331 32nd Avenue, P.O. Box 5128, Brookings, SD 57006-5128.

        Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements reflecting the Company’s expectations or beliefs concerning future events, which could materially affect company performance in the future. The Company cautions that these and similar statements involve risk and uncertainties including changes in economic and market conditions, management of growth, timing and magnitude of future contracts, and other risks noted in the company’s SEC filings which may cause actual results to differ materially. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Financial tables are included on the following pages.

— MORE —

Daktronics, Inc. and Subsidiaries
 Consolidated Statements of Income
(in thousands, except earnings per share)
(unaudited)

	Three Months Ended		Six Months Ended
	October 30,	November 1,	October 30,	November 1,
	2004	2003	2004	2003
	(13 weeks)	(13 weeks)	(26 weeks)	(26 weeks)
Net sales	$59,472	$58,307	$118,182	$107,224
Cost of goods sold	39,478	36,557	78,070	67,918

Gross profit	19,994	21,750	40,112	39,306

Operating expenses:
Selling	7,348	6,447	14,727	12,876
General and administrative	2,215	2,214	4,833	4,336
Product design and development	2,862	2,079	5,100	4,284

	12,425	10,740	24,660	21,496

Operating income	7,569	11,010	15,452	17,810

Nonoperating income (expense):
Interest income	314	236	625	463
Interest expense	(57)	(89)	(111)	(323)
Other income (expense), net	378	9	455	347

Income before income taxes and
minority interest	8,204	11,166	16,421	18,297
Income tax expense	3,016	4,435	6,201	7,247

Income before minority interest	5,188	6,731	10,220	11,050

Minority interest in income of
subsidiary	-	(62)	-	(73)

Net income	$5,188	$6,669	$10,220	$10,977

Earnings per share:
Basic	$0.27	$0.36	$0.54	$0.59

Diluted	$0.26	$0.34	$0.51	$0.55

Weighted average number of shares and
common equivalent shares	20,179	19,804	20,152	19,804

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)

	October 30,	May 1,
	2004	2004
	(unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$17,832	$16,255
Accounts receivable, less allowance for doubtful accounts	31,781	28,686
Current maturities of long-term receivables	4,596	3,772
Inventories	20,814	16,604
Costs and estimated earnings in excess of billings	15,239	12,862
Prepaid expenses and other	1,130	905
Deferred income taxes	5,643	4,524
Income taxes receivable	-	813
Equipment available for sale	2,721	2,706

Total current assets	99,756	87,127

Advertising rights, net	1,555	1,415
Long term receivables, less current maturities	10,830	10,267
Goodwill, net of accumulated amortization	1,522	1,411
Intangible and other assets	901	920

	14,808	14,013

PROPERTY AND EQUIPMENT:
Land	654	654
Buildings	13,023	12,415
Machinery and equipment	16,217	13,538
Office furniture and equipment	17,637	15,542
Equipment use for demonstration	4,411	4,581
Equipment held for rental	390	389
Transportation equipment	3,336	3,006

	55,668	50,125
Less accumulated depreciation	28,168	25,029

	27,500	25,096

TOTAL ASSETS	$142,064	$126,236

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets (continued)
(in thousands)

	October 30,	May 1,
	2004	2004
	(unaudited)

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes payable	$87	$214
Accounts payable	13,746	12,586
Accrued expenses	12,000	11,611
Current maturities of long-term debt	1,191	1,181
Current maturities of long-term marketing obligations	368	115
Billings in excess of costs and estimated earnings	6,668	6,761
Customer deposits	4,422	2,829
Income taxes payable	370	-

Total current liabilities	38,852	35,297

Long-term debt, less current maturities	536	1,148
Long-term marketing obligations	489	350
Deferred income	1,526	1,134
Deferred income taxes	3,234	2,043

	5,785	4,675

TOTAL LIABILITIES	44,637	39,972

SHAREHOLDERS' EQUITY:
Common stock	16,898	16,406
Additional paid-in capital	2,536	2,274
Retained earnings	77,897	67,677
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive loss	105	(84)

TOTAL SHAREHOLDERS' EQUITY	97,427	86,264

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$142,064	$126,236

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended
	October 30,	November 1,
	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,220	$10,977
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	3,555	2,991
Amortization	51	74
Minority interest in income of subsidiary	-	74
Provision for doubtful accounts	132	327
(Gain) loss on sale of property and equipment	14	(296)
Deferred taxes, net	72	(384)
Net change in operating assets and liabilities	(6,229)	(2,818)

Net cash provided by operating activities	7,815	10,945

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(5,962)	(4,280)
Proceeds from sale of property and equipment	21	667

Net cash used in investing activities	(5,941)	(3,613)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term debt	(623)	(4,817)
Payments on notes payable	(155)	(111)
Proceeds from exercise of stock options and warrants	277	264
Proceeds from long-term debt	-	76

Net cash used in financing activities	(501)	(4,588)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	204	74

INCREASE IN CASH AND CASH EQUIVALENTS	1,577	2,818

CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD	16,255	9,277

CASH AND CASH EQUIVALENTS END OF PERIOD	$17,832	$12,095